NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 13, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 1, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between CYS Investments, Inc. and Two Harbors Investment Corp. became effective on July 31, 2018. Each share of 7.50% Series B Cumulative Redeemable Preferred Stock of CYS Investments, Inc. will be converted into the right to receive one share of newly classified 7.50% Series E Cumulative Redeemable Preferred Stock of Two Harbors Investment Corp. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 1, 2018.